Exhibit 15.1

January 12, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 8, 2014, August 7, 2014 and October 30, 2014 on our review of interim financial information of Ecolab Inc. for the three-month periods ended March 31, 2014 and 2013, for the three- and six-month periods ended June 30, 2014 and 2013 and for the three- and nine-month periods ended September 30, 2014 and 2013 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively, are incorporated by reference in its Registration Statement on Form S-3 dated January 12, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota